EXHIBIT 99.1

DEEP WELL RECEIVES $5 MILLION FINAL SUBSCRIPTION RECEIPT

EDMONTON, ALBERTA - (Marketwire - November 6, 2008) Deep Well Oil & Gas, Inc. ("Deep Well") (PINK SHEETS: DWOG - News) is pleased to announce that it has received on schedule U.S. $5 million which is the final subscription receipt for a private placement financing which in total is U.S. $10 million from a European investor.

Deep Well closed the first half of this equity investment on August 14, 2008 for U.S. $5 million. Deep Well has now closed the second half for a further U.S. $5 million, with the same subscriber, at the price of U.S. $0.40 per unit. This private placement includes: 12,500,000 restricted Deep Well shares, warrants for an additional 12,500,000 Deep Well shares, exercisable at U.S. $0.60 per share and warrants for an additional 2,000,000 Deep Well shares exercisable at U.S. $0.80 per share. Both warrants are exercisable for a period of three years from the closing date.

The majority of the funds are planned to be used to drill six wells, with an optional 7th well. As previously announced Deep Well has contracted a drilling company. Drilling is expected to commence as soon as weather permits since the ground has to be frozen to enable heavy equipment transportation. The well sites to be drilled are presently being prepared for spudding.

Deep Well Oil & Gas, Inc. is a Nevada corporation based in Alberta Canada. Deep Well and its subsidiaries Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd. have a 100% working interest in 6 contiguous sections of a P&NG license, an 80% working interest, in 51 contiguous sections of oil sands development leases, 40% working interest in an additional 12 sections of oil sands development leases and an 80% working interest in 6.5 sections of oil sands permits in the Sawn Lake heavy oil area in North Central Alberta. The permits and leases cover 47,759 acres. Degolyer and MacNaughton Canada Limited (“D&M”), an independent engineering company, has summarized the original oil in place for the Sawn Lake Project. D&M have concluded that net to Deep Well there are 1.2 billion barrels of oil in place, based on mapping generated for the appraisal report.

This press release contains forward-looking statements including, without limitation, the use of proceeds of the private placement. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements". Actual results could differ materially from those projected in the Company's proposed oil and gas related business and described in this press release. The Company's business and the realization of the results contemplated by this press release are subject to various risks, which are discussed in the Company's filings with the Securities and Exchange Commission ("SEC"). The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement. Deep Well Oil & Gas, Inc. (PINK SHEETS: DWOG - News)

Contact:
Deep Well Oil & Gas, Inc.
Investor Relations
1 888 - OILSAND (1-888-645-7263)
www.deepwelloil.com